FOR IMMEDIATE RELEASE
                                                               [CONECTIV LOGO]
January 4, 2001

Media Contact:
Tim Brown (302) 283-5803
Investor Contact:
Bob Marshall (302) 429-3114

             CONECTIV SUBSIDIARY COMPLETES SALE OF NUCLEAR INTERESTS
                         TO PSEG NUCLEAR AND PECO ENERGY

         Wilmington, Delaware - Conectiv (NYSE:CIV, CIVA), a leading Mid Atlantic energy provider, today announced that its wholly owned subsidiary, Delmarva Power & Light Company (Delmarva), had completed the sale of its ownership interests in two nuclear plants to PSEG Nuclear LLC (PSEG) and PECO Energy Company (PECO). The ownership interests were sold for approximately $9.2 million, excluding reimbursement of estimated fuel inventory, subject to adjustment. As a result of the sale, the following interests in nuclear generation assets, comprising all of Delmarva's nuclear interests, were transferred:

         o A 7.51-percent interest (164 megawatts) in the Peach Bottom Atomic Power Station Units 2 and 3 (Peach Bottom) was sold in equal shares to co-owners PSEG and PECO, each of which, prior to the sale, owned about 43% of Peach Bottom. PECO is the operator of that facility.

         o A 7.41-percent interest (167 megawatts) in the Salem Nuclear Generation Station Units 1 and 2 (Salem) was sold to PSEG Nuclear, an indirect subsidiary of Public Service Enterprise Group Incorporated. PSEG Nuclear is the operator of Salem and, prior to the sale, owned about 43% of that facility.

         PSEG Nuclear and PECO have also assumed full responsibility for the ultimate decommissioning of Delmarva's interests in Peach Bottom and Salem.

         Conectiv President and Chief Operating Officer Thomas Shaw said the sale is consistent with the company's strategy of focusing on the "mid-merit" generation market within the PJM power pool. Shaw said, "At the same time we are selling baseload nuclear power plants that do not fit our strategy, we are building new, fast-response generation units that will meet the region's need for power. By focusing on the area where we have a competitive advantage, we can drive growth and value for our shareholders."

                                   ---#####---

Conectiv, a Fortune 500 company headquartered in Wilmington, DE, is focused on two core energy businesses. Conectiv Power Delivery provides safe, reliable, and affordable energy service to more than one million customers in New Jersey, Delaware, Maryland, and Virginia. Conectiv Energy uses a sophisticated power-trading unit to optimize the value of a growing portfolio of "mid-merit" power plants that can start and stop quickly in response to changes in the demand for power within the PJM [Pennsylvania-New Jersey-Maryland] power pool.